Exhibit 10.1

THIS GAME SERVICE AGREEMENT (this "Agreement"), is made and entered into on this 1st day of July, 2013 (the "Effective Date"), by and between:

Pollex, Incorporated, a corporation duly organized under the existing laws of the State of Nevada and having a place of business at 2005 De La Cruz Blvd. Suite #142, Santa Clara, CA 95050, ("Pollex" or the "Customer"); and

Gameforyou, Incorporated, a corporation duly organized under existing laws of the state of California and having a place of business at 2005 De La Cruz Blvd. Suite #142 Santa Clara, CA 95050 ("GFY" or the "Contractor").

WHEREAS, Customer possesses an exclusive license to sublicense, distribute and publish an online game titled "The Great Merchant" in, amongst others, the Territory;

WHEREAS, the Territory shall be defined as the United States of America;

WHEREAS, Contractor desires to enter into a game service agreement with the Customer pursuant to which the Contractor will engage in services such as translating, customer service, and Internet Data Costs the Online Game titled "The Great Merchant" in the Territory during the Term; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and other conditions contained herein and other good and valuable consideration, the Parties hereby agree as follows:

1.1	Responsibility

The Contractor shall be responsible for translation of system to the local language of Territory.

1.2  The Contractor shall be responsible for providing the general customer support pertaining to the System for its Subscribers.

1.3 The Contractor shall cover all costs of operating the system in regards to server setup and maintenance of those servers, along with costs relating to the Internet Data Center and web hosting.

2.1	Payment

In consideration of the license provided by the Customer to the Contractor hereunder, the Contractor shall pay the Customer $10,000 (the "Monthly Cash Payment") and the same shall be due and payable each calendar month.

2.2 The Contractor shall also make a payment of cash or stock in the value of equivalent to $10,000 according to the market price or price determined by both parties (the 'Monthly Stock Payment").

3.1	Intellectual Property

All of the Intellectual Property on the System and Technical Information shall be exclusively owned by Customer, and this Agreement shall not grant Contractor or permit Contractor to exercise any right or license on the Intellectual Property except for the license granted under this Agreement. Contractor shall not obtain or try to obtain any registered industrial property or copyright on any of the Intellectual Property of Customer regardless of the territory and exploitation area.

4.1	Term

This Agreement shall take effect as of the Effective Date. Unless earlier terminated as provided in accordance with this Agreement, this Agreement shall remain in full force and effect for period of Twenty-four (24) months from the Effective Date (the "Initial Term"). The Term shall be automatically extended for additional one (1) year (an "Extended Term") if any Party doesn't express his own intention of terminating this Agreement due to two (2) months before the End Date of this Agreement.

Pollex, Inc.	Gameforyou, Inc.

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